Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES MAY 2005 SALES RESULTS

New York, New York, June 2, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended May 28, 2005 increased 4.3 percent to $177,132,000 over total net sales of $169,873,000 for the four-week period ended May 29, 2004. By division, net sales were $74,768,000 for Ann Taylor compared to $78,055,000 last year, and $85,393,000 for Ann Taylor LOFT compared to $77,135,000 last year.

Comparable store sales decreased 7.1 percent for the period, compared to a comparable store sales increase of 9.9 percent for the same four-week period last year. By division, comparable store sales for fiscal May 2005 were down 6.3 percent for Ann Taylor compared to a 1.6 percent decrease last year, and down 8.7 percent for Ann Taylor LOFT compared to a 29.6 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, stated, “Business conditions remained challenging during May, with unseasonably cool and wet weather negatively impacting sales for the third consecutive month. From a regional perspective, the Northeast and the Mid-Atlantic continued to be the most impacted. At both divisions, we were more promotional than last year, and we will continue to take the actions necessary to enable us to be clean from an inventory perspective as we enter the second half of the year.”

Kay Krill, Ann Taylor President, added, “At the Ann Taylor division, much of our newer product continued to be well received by our client, but the impact of non-full price merchandise continues to weigh on results. As we go forward, we believe the combination of a better balance of full-price merchandise along with more wardrobable product will lead to improved performance. At LOFT, our May performance was similar to that of April, with the lack of transitional merchandise negatively impacting us. Despite this, we continue to believe that LOFT’s results will gradually improve as we work through our inventory position and achieve a healthier level of full-price sales. We remain committed to our inventory management strategy, which, while impacting our gross margin in the second quarter, should enhance second half performance.”

Total inventory levels at the end of May were up approximately 1 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 9 percent at Ann Taylor and up approximately 10 percent at Ann Taylor LOFT.

ANNTAYLOR

During the month, the Company opened one Ann Taylor store, 10 Ann Taylor LOFT stores, and four Ann Taylor Factory stores. The total store count at month end was 771, comprised of 361 Ann Taylor stores, 368 Ann Taylor LOFT stores and 42 Ann Taylor Factory stores. Total square footage at the end of fiscal May 2005 increased 15.4 percent over the same period last year.

For the fiscal year-to-date period ended May 28, 2005, the Company’s net sales totaled $653,578,000, up 8.4 percent from $603,119,000 for the same period last year. By division, net sales for the fiscal year-to-date period were $280,506,000 for Ann Taylor compared to $291,479,000 last year, and $308,797,000 for Ann Taylor LOFT compared to $262,522,000 last year. Comparable store sales for the fiscal year-to-date period were down 4.2 percent, compared to an increase of 11.3 percent for the same period last year. By division, comparable store sales for the fiscal year-to-date period were down 5.2 percent for Ann Taylor compared to a 2.6 percent increase last year, and down 3.7 percent for Ann Taylor LOFT compared to a 26.2 percent increase last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 771 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 28, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547